SCOTIA PACIFIC COMPANY LLC

                                    and

              STATE STREET BANK AND TRUST COMPANY, as Trustee


                        FIRST SUPPLEMENTAL INDENTURE


                         Dated as of July 16, 1999

                                     to

                                 INDENTURE


                         Dated as of July 20, 1998



                6.55% Class A-1 Timber Collateralized Notes

                7.11% Class A-2 Timber Collateralized Notes

                7.71% Class A-3 Timber Collateralized Notes

                                  Due 2028


          FIRST SUPPLEMENTAL INDENTURE, dated as of July 16, 1999, between SCOTIA PACIFIC COMPANY LLC, a Delaware limited liability company (the "Issuer"), and State Street Bank and Trust Company, a Massachusetts trust company, as Trustee (the "Trustee").

          WHEREAS, the Issuer and the Trustee executed an Indenture dated as of July 20, 1998 (the "Indenture"), in respect of the Issuer's 6.55% Class A-1 Timber Collateralized Notes, 7.11% Class A-2 Timber
Collateralized Notes and 7.71% Class A-3 Timber Collateralized Notes;

          WHEREAS, for all purposes of this First Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this First Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture;

          WHEREAS, Section 10.1 of the Indenture permits the Issuer and the Trustee to amend, supplement or otherwise amend or modify the Indenture as hereinafter provided; and

          WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

          NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other and for the equal and ratable benefit of the holders of the Notes, as follows:

                                 ARTICLE I

                                 AMENDMENTS

          The Indenture is hereby amended as follows:

          Section 1.1 Section 5.7 of the Indenture is hereby amended by adding thereto a new subsection (g), to read in its entirety as follows:

          (g) Notwithstanding the foregoing provisions of this Section 5.7, (i) the Issuer may, prior to 1:00 P.M. on the Note Payment Date occurring on July 20, 1999, transfer (or arrange or cause to be transferred) to the Trustee funds not subject to the Lien of the Deed of Trust with written instructions that such funds be used to make a voluntary principal payment, and/or a payment of Non-Registration Premiums, on the Timber Notes and (ii) the Trustee shall, on such Note Payment Date, apply the funds so transferred to the Trustee to make a payment of principal, and/or a payment of Non-Registration Premiums, on the Timber Notes in accordance with the written instructions referred to in the preceding clause (i); provided, however, that no principal payment may be made pursuant to this Section 5.7(g) if and to the extent that such principal payment would cause a Prepayment Premium to be payable on the Timber Notes of any Class. If funds are transferred to the Trustee pursuant to this
Section 5.7(g) with written instructions from the Issuer that such funds be used to make a voluntary principal payment on the Timber Notes, the Trustee may assume without inquiry that such principal payment would not cause a Prepayment Premium to be payable on the Timber Notes of any Class. The Issuer shall give to the Trustee at least two (2) Business Days' notice of any proposed principal payment and/or payment of Non-Registration Premiums pursuant to this Section 5.7(g). Principal payments payable pursuant to this Section 5.7(g) shall be paid, first, to the holders of the Class A-1 Timber Notes (pro rata in proportion to the unpaid principal amount of the outstanding Timber Notes of such Class) until the Class A-1 Timber Notes have been paid in full, second, to the holders of the Class A-2 Timber Notes (pro rata in proportion to the unpaid principal amount of the outstanding Timber Notes of such Class) until the Class A-2 Timber Notes have been paid in full and, third, to the holders of the Class A-3 Timber Notes (pro rata in proportion to the unpaid principal amount of the outstanding Timber Notes of such Class).


                                 ARTICLE II

                          MISCELLANEOUS PROVISIONS

          Section 2.1 Indenture. Except as amended hereby, the Indenture and the other Operative Documents are in all respects ratified and confirmed and all their terms shall remain in full force and effect.

          Section 2.2 Governing Law. The laws of the State of New York shall govern this First Supplemental Indenture without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required to be governed thereby.

          Section 2.3 Successors and Assigns. All agreements of the Issuer in this First Supplemental Indenture shall bind its successors and assigns.

          Section 2.4 Multiple Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          Section 2.5 Effectiveness. The provisions of this First Supplemental Indenture shall become effective immediately upon its execution and delivery by the Trustee in accordance with the provisions of
Article 10 of the Indenture.

          Section 2.6 Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity, efficacy or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by limited liability company action or otherwise, (iii) the due execution hereof by the Issuer, or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

          IN WITNESS WHEREOF, the parties have caused this First
Supplemental Indenture to be duly executed as of the date first written above.


                                        SCOTIA PACIFIC COMPANY LLC


                                        By:      /S/ GARY L. CLARK
                                        Name:      Gary L. Clark
                                        Title:  Vice President--Finance and
                                                   Administration



                                        STATE STREET BANK AND TRUST
                                             COMPANY,
                                        as Trustee


                                        By:      /S/ EARL DENNISON
                                        Name:      Earl Dennison
                                        Title:     Vice President